Exhibit 99

   Florida East Coast Industries, Inc. Reclassification of Shares Completed

    ST. AUGUSTINE, Fla., Sept. 22 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (NYSE: FLA) ("FECI") announced today that it has completed the reclassification of all of its Class A and Class B common stock into a single class of common stock. Each share of common stock now has one vote in corporate governance matters.

    FECI filed an amendment to its articles of incorporation to implement the reclassification effective this morning. As a result of the reclassification, FECI's Class B common stock was suspended from the New York Stock Exchange ("NYSE") prior to trading this morning, and the single class of common stock continues to trade on the NYSE under the ticker symbol "FLA."

    Certificates representing outstanding shares of Class A and Class B common stock will automatically represent an equal number of shares of the single class of common stock. Therefore, it is not necessary to exchange existing certificates for new certificates.

    About Florida East Coast Industries, Inc.

    Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and manages 6.7 million square feet of commercial and industrial space, as well as an additional 403,000 square feet under construction, and owns approximately 938 acres of entitled land and 4,900 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company's website at http://www.feci.com.

SOURCE  Florida East Coast Industries, Inc.
    -0-                             09/22/2003
    /CONTACT:  Investors: Bradley D. Lehan, +1-904-819-2128, or Media: Husein
A. Cumber, +1-904-826-2280, both for Florida East Coast Industries, Inc./ /Web site: http://www.feci.com /
    (FLA)

CO: Florida East Coast Industries, Inc.; Flagler Development Company; Florida East Coast Railway, L.L.C.
ST:  Florida
IN:  RLT TRN
SU: